EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the Amended and Restated Management Restricted Stock Purchase Plan of our report dated March 12, 2004 relating to the consolidated financial statements of Citizens First Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
January 28, 2005